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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

         PHASE III STUDY OF TARCEVA(TM) IN RELAPSED NON-SMALL CELL LUNG
                CANCER SHOWS SIGNIFICANT IMPROVEMENT IN SURVIVAL



     -- Only HER1/EGFR-inhibitor to show survival benefit in lung cancer --


NEW ORLEANS - (JUNE 5, 2004) - OSI Pharmaceuticals, Inc. (Nasdaq: OSIP), Genentech, Inc. (NYSE: DNA), and Roche (SWX Zurich) today announced that the pivotal Phase III trial of Tarceva(TM) (erlotinib HCl) in advanced non-small cell lung cancer (NSCLC) demonstrated a 42.5 percent improvement in median survival and a 41 percent improvement in one-year survival rates compared to placebo. The results were featured in an American Society of Clinical Oncology
(ASCO) press briefing during the 40th Annual ASCO meeting in New Orleans, La. More detailed presentations of the data will be made to meeting attendees on Monday, June 7th.

      "Tarceva(TM) is the first and only epidermal growth factor receptor (EGFR) inhibitor and the first targeted non-chemotherapy agent to demonstrate an improvement in overall survival and exhibit symptom related benefits in a large randomized study in lung cancer patients," stated Dr. Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. "We believe that the association of these benefits with a favorable safety profile will provide an important potential treatment option for lung cancer patients."
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      "These results represent an important medical advance in the treatment of advanced lung cancer patients," stated Study Chair, Frances A. Shepherd, M.D., FRCPC, Scott Taylor Chair in Lung Cancer Research at the Princess Margaret Hospital, Professor of Medicine at the University of Toronto. "The outcome of the study is particularly noteworthy considering the broad spectrum of advanced lung cancer patients enrolled in the study. The observations concerning symptoms are also particularly meaningful to these patients."

      The study was conducted by the National Cancer Institute of Canada Clinical Trials Group based at Queen's University, Ontario in collaboration with OSI Pharmaceuticals.

STUDY RESULTS

      This trial of Tarceva(TM) met the pre-determined primary study endpoint of improvement in overall survival and demonstrated significant effects in all secondary endpoints including time to symptom deterioration, progression-free survival and response rate. A total of 731 patients were enrolled in BR.21, a randomized, international, double-blind controlled study comparing the use of 150mg/day Tarceva(TM) versus placebo for the treatment of patients with advanced NSCLC following failure of first or second-line chemotherapy. The study randomized patients with a 2:1 ratio in favor of Tarceva(TM) to receive either Tarceva(TM) or placebo.

      Patients receiving Tarceva(TM) had a median survival of 6.7 months compared to 4.7 months in patients who received placebo (a 42.5 percent improvement). A hazard ratio of 0.72 and a p-value of 0.001 were determined for comparisons of overall survival (a hazard ratio (HR) of less than one indicates a reduction in the risk of death and a p-value of less than 0.05 indicates statistical significance). In addition, 31 percent of patients receiving Tarceva(TM) in the study were alive at one year versus 22 percent in the placebo arm (a 41 percent improvement). Statistically significant improvements in time to symptom deterioration were observed for key lung cancer symptoms of cough, pain, and dyspnea. The objective response rate in patients treated with Tarceva(TM) was 9 percent versus less than 1 percent in the placebo arm.

      Approximately 50 percent of the patients in the study had previously received one prior regimen while the remainder had received two prior regimens. In addition, the study enrolled a relatively large proportion of patients with poor performance status (PS2: 25% and PS3: 9%). Despite these unfavorable pre-treatment characteristics, treatment benefit was documented in the majority of patients.
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      "This trial is important because a survival treatment benefit was achieved among a broad group of patients who were not selected for factors such as EGFR status, gender, smoking history or type of non-small cell lung cancer," said
Hal Barron, M.D., Genentech's senior vice president, development and chief medical officer. "We are grateful to the hundreds of patients and their families around the world who volunteered for this study and contributed to this landmark research."

      OSI will work with the U.S. Food and Drug Administration to complete the New Drug Application (NDA) for Tarceva(TM) during the summer of 2004.

SAFETY

      The safety profile observed for Tarceva(TM) in the study was consistent with observations made in prior Tarceva(TM) studies. Seventy-six percent of patients receiving Tarceva(TM) exhibited rash (versus 17 percent in the placebo group) and 55 percent of patients receiving Tarceva(TM) experienced diarrhea (versus 19 percent for placebo). Most of these were mild or moderate. Dose reductions occurred for rash and diarrhea only in the Tarceva(TM) arm, 12 percent and five percent respectively. In this large placebo-controlled study, severe pulmonary events including potential cases of interstitial lung events were rare and generally equally distributed between treatment arms.

ABOUT TARCEVA(TM)

      Tarceva(TM) is a small molecule designed to target the human epidermal growth factor receptor 1 (HER1) pathway, which is one of the factors critical to cell growth in many cancers. HER1, also known as EGFR, is a key component of the HER signaling pathway, which plays a role in the formation and growth of numerous cancers. Tarceva(TM) is designed to inhibit the tyrosine kinase activity of the HER1 signaling pathway inside the cell, which may block tumor cell growth. Results of a Phase III trial of Tarceva(TM) in pancreatic cancer are expected in the second half of 2004. Early-stage trials of Tarceva(TM) are being conducted in other solid tumors, such as ovarian, colorectal, head and neck, kidney, brain and gastrointestinal cancers.




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ABOUT NON-SMALL CELL LUNG CANCER

      According to the World Health Organization, there are more than 1.2 million cases worldwide of lung and bronchial cancer each year, causing approximately 1.1 million deaths annually. It is estimated that more than 173,000 people will be diagnosed with lung cancer in the United States in 2004. According to the National Cancer Institute, lung cancer is the single largest cause of cancer deaths in the United States, and is responsible for nearly 30 percent of cancer deaths in the country. NSCLC is the most common form of the disease and accounts for almost 80 percent of all lung cancer.


ABOUT THE COMPANIES

      OSI PHARMACEUTICALS is a leading biotechnology company focused on the discovery, development, and commercialization of high-quality, next-generation oncology products that both extend life and improve the quality of life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction and apoptosis and next-generation cytotoxic chemotherapy agents. OSI's most advanced drug candidate, Tarceva(TM), a small-molecule inhibitor of the HER1 gene, has successfully completed Phase III clinical trials for lung cancer and is subject to an ongoing rolling submission of an NDA. OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(R) for the relief of pain associated with oral mucositis. For additional information about the company, please visit http://www.osip.com.



      GENENTECH is committed to changing the way cancer is treated by establishing a broad oncology portfolio of innovative, targeted therapies with the goal of improving patients' lives. The company is the leading provider of anti-tumor therapeutics in the United States. Genentech is leading clinical development programs for Rituxan(R) (Rituximab), Herceptin(R) (Trastuzumab), and Avastin(tm) (bevacizumab) and markets all three products in the United States either alone (Avastin, which it recently launched in the United States, and Herceptin) or with Biogen Idec Inc. (Rituxan). Genentech has licensed Rituxan, Herceptin and Avastin to Roche for sale by the Roche Group outside of the United States.

      The company has a robust pipeline of potential oncology therapies with a focus on four key areas: angiogenesis, apoptosis (i.e. programmed cell death), the HER pathway and B-cell biology. Potential oncology therapies directed at the HER pathway include Tarceva(tm) (erlotinib) and a therapeutic antibody currently in Phase II trials. Also in early development are a small molecule directed at the hedgehog pathway, a therapy targeting apoptosis and a humanized anti-CD20 antibody for hematology/oncology indications.

      Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. Eighteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes 13 biotechnology products in the United States.
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The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.


ROCHE IN ONCOLOGY

     Within the last five years the Roche Group has become the world's leading provider of anti-cancer treatments, supportive care products and diagnostics. Its oncology business includes an unprecedented four marketed products with survival benefit: Herceptin, MabThera, Xeloda and Avastin (launched by Genentech in the US recently), which treat a range of malignancies such as breast cancer, non-Hodgkin's lymphoma and colorectal cancer. Other key products include NeoRecormon (anaemia in various cancer settings), Bondronat (prevention of skeletal events in breast cancer and bone metastases patients, hypercalcemia of malignancy), Kytril (chemotherapy and radiotherapy-induced nausea and vomiting) and Roferon-A (leukaemia, Kaposi's sarcoma, malignant melanoma, renal cell carcinoma). CERA is the most recent demonstration of the commitment to anaemia management. Roche's cancer medicines generated sales of more than 6 billion Swiss francs in 2003.

     In a recent phase III study Tarceva met its primary endpoint of improving overall survival in patients with non-small cell lung cancer.

     Roche is developing new tests, which will have a significant impact on disease management for cancer patients in the future. With a broad portfolio of tumor markers for prostate, colorectal, liver, ovarian, breast, stomach, pancreas and lung cancer, as well as a range of molecular oncology tests, we will continue to be the leaders in providing cancer focused treatments and diagnostics.

     Roche Oncology has four research sites (two in the US, Germany and Japan) and four Headquarter Development sites (two in the US, UK and Switzerland).


The statements made in this press release relating to the expected timeframes for NDA filing and for data availability from the Phase III trial in pancreatic cancer are forward-looking and actual results could differ materially. Among other things, the timeframes could be affected by safety or efficacy concerns, manufacturing issues, additional time requirements to achieve study endpoints or for data analysis or NDA preparation, discussions with the FDA, the need for additional clinical studies, or FDA actions or delays.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others successful marketing of products, product pricing and third-party reimbursement, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, and other factors described in OSI's filings with the Securities and Exchange Commission. Tarceva(TM) is an investigational compound and has not yet been determined safe or efficacious in humans for its ultimate intended use.

CONTACTS:

OSI Contact:                      Kathy Galante       (631) 962-2000
Genentech Media Contact:          Kristina Becker     (650) 238-4165
Genentech Investor Contact:       Kathee Littrell     (650) 438-9690
Roche Media Contact:              Martin McInally     +41 61 688 98 48

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